May 3, 2010

PERSONAL AND CONFIDENTIAL

Mr. Frank C. Spencer
President and Chief Executive Officer
Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670

Re:  Retirement as President and Chief Executive Officer

Dear Frank:

As a result of our discussions relating to your decision to retire as President and Chief Executive Officer of Cogdell Spencer Inc. (the “Company”) on October 31, 2010, which corresponds to the expiration of the term of your employment with the Company dated as of October 21, 2005 (the “Employment Agreement”), we set forth below our agreements relating to this decision:

1.           Retirement Date.  Your retirement from the Company will be effective, and your employment with the Company and your service as President and Chief Executive Officer will terminate, October 31, 2010 (the “Termination Date”), or such earlier time as may be determined by the Board of Directors (the “Board”) of the Company.

2.           Retirement Benefits.  In connection with your retirement, you shall receive the payment and benefits set forth on Exhibit A hereto (the “Retirement Benefits”).  All such Retirement Benefits shall be paid or delivered on, or, in the case of continuing benefits, commence on, the first business day following the Termination Date.  Such payments shall be made by wire transfer to an account designated by you.  Except as otherwise provided in this letter, you shall have no right to any payments or benefits under any other provision of the Employment Agreement.  Through the Termination Date, you shall be paid your regular salary and shall continue to receive all other benefits, payments and entitlements under the Company’s employee benefit plans, programs and arrangements that shall be earned and accrued prior to the Termination Date as if you were an active employee (the “Salary Continuation Benefits”) regardless of any earlier effective date for your retirement.  Notwithstanding any provisions of the Employment Agreement to the contrary, in the event of an involuntary termination of your employment for any reason (including death or disability) prior to the Termination Date, the Retirement Benefits and Salary Continuation Benefits shall (in lieu of any other amounts otherwise payable to you under the Employment Agreement) inure to the benefit of you or your estate and be paid as provided herein.

3.           Transfer of Responsibilities.  You and the Board will cooperate to the best of your respective abilities in the transfer of your duties and responsibilities as President and Chief Executive Officer of the Company.  Such transfer shall be effective in the manner from time to time specified and at the time from time to time designated by the Board, authorized representatives of the Board, or a designated committee thereof, so as to maximize the Company's performance and operations.  During the period from the date hereof, through the Termination Date, you shall have such duties and responsibilities as designated from time to time by the Board.  You will take such other appropriate actions as may be requested by the Company to give effect to your decision to retire as President and Chief Executive Officer and resign from any corporate offices you hold with the Company and all affiliates thereof, as applicable.  You will, as long as you are employed by the Company or serve as a member of the Board, represent the Company in a professional and fully supportive manner.

4.           Intent to Enforce Restrictive Covenants.  In connection with Section 6 of the Employment Agreement, entitled “Covenants of the Executive” (the “Restrictive Covenants”), the Company confirms its intention to enforce the terms and conditions of the Restrictive Covenants contained in Section 6 of the Employment Agreement, and hereby irrevocably waives its right to provide contrary notice to you; provided, that the Restrictive Covenants contained in Section 6.2 shall be effective for a revised Restricted Period (the "Revised Period") commencing on the termination of your employment with the Company and ending on the date you are no longer serving as a director of the Company or, if later, on May 4, 2011.  You agree to abide by each of the Restrictive Covenants, including the covenants contained in Section 6.2 of the Employment Agreement for such Revised Period, and acknowledge that the Retirement Benefits constitute sufficient consideration for such agreement.  Further, the Restricted Period shall be tolled during any period of time in which the Executive engages in activities constituting a violation of Section 6 of the Employment Agreement.

5.           Board Service.  We are pleased that you have agreed to continue as a director of the Company through at least the date of the 2011 Annual Stockholders Meeting, provided that you are elected to the Board at the Company’s 2010 annual meeting.  In such capacity, effective as of the Termination Date, you shall be designated as a non-management, non-independent member of the Board, and during your continuing service as a director thereafter, you will be entitled to receive the same compensation (determined on a pro-rata basis based upon your period of service as a director following the Termination Date) as other non-employee directors of the Company, including annual compensation/fees, equity awards and meeting fees.

6.           Cooperation.   You agree that you will (i) consult with the Company with respect to all matters concerning the Company in which you had personal involvement during your period of employment with the Company or any of its subsidiaries or affiliates, (ii) assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) and in the prosecution of any claims that may be made by the Company in any Proceeding, that may relate to matters with respect to which you have or had personal knowledge or involvement during your employment with the Company or any of its subsidiaries, predecessors or affiliates, and unless precluded by law, promptly inform the Company if you are  asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims, and (iii) unless precluded by law, promptly inform the Company if you are asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation.  The Company agrees to reimburse you for all reasonable out-of-pocket expenses associated with such assistance, including lodging and travel expenses.

7.           Tax Protection.  Nothing contained in this letter shall be construed in any way to nullify or enhance the effectiveness of that certain tax protection agreement dated as of November 1, 2005 (the “Tax Protection Agreement”) by and between the Company, Cogdell Spencer LP and each of the Protected Partners (such term as defined in, and such persons as identified on Schedule 2.1(a) of, such agreement).  The parties acknowledge that both the compensation and benefits arrangements under the Employment Agreement and the Retirement Benefits are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and, agree that for tax and wage reporting purposes, all tax forms, reports, returns, and information statements shall be prepared and filed consistent with such positions.

8.           Entire Agreement.  This letter, together with the Employment Agreement (except as expressly modified herein) and the Tax Protection Agreement, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, negotiations and proposed agreements, whether written or oral relating to such matters.  We each acknowledge and confirm that neither we nor any agent or attorney have made any promise, representation, or warranty whatever, express, implied, or statutory, not contained herein concerning the subject matter hereof, to induce the other party to execute this letter.  To the extent that anything herein is inconsistent with the Employment Agreement, it is expressly agreed that this letter amends the Employment Agreement.  Nothing in this letter shall abrogate any of your rights under any of the agreements with the Company listed on Exhibit B hereto.

9.           Employment Agreement.  Other than with respect to such provisions of the Employment Agreement that expressly survive hereunder, the Employment Agreement, to the extent modified hereby, shall terminate on the Termination Date (or such earlier date of termination as determined by the Board) in its entirety other than with respect to the provisions specified hereunder (together with any provisions of the Employment Agreement relating to the enforcement thereof).

10.           No Third-Party Beneficiaries.  This letter is solely for the benefit of the parties set forth herein and your estate in the event of your death or disability prior to payments being made, and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this letter.

11.           Certain Matters Relating to Enforceability.  Any provision of this letter which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.           No Oral Modification.  This letter may not be modified or amended except by an instrument in writing signed by the parties hereto.

13.           Tax Withholding.  The Company may withhold from any compensation or benefits payable or otherwise arising under this letter all Federal, state, city and other taxes as shall be required by law.

14.           Governing Law; Dispute Resolution.  THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.  Any controversy, dispute or claim relating to this letter shall be resolved pursuant to the procedures and other terms and conditions set forth in Section 7.3(b) of the Employment Agreement which are hereby incorporated by reference into this letter to the same extent as if fully set out herein.

15.           Acknowledgement of Facts Regarding Retirement.  You acknowledge that you have had the opportunity to consult with legal counsel before signing this letter; that you have obtained such advice as, and to the extent, you deem necessary with respect to this letter; that you have fully read and understood the terms of this letter; and that you are signing this letter knowingly and voluntarily, without any duress, coercion, or undue influence, and with an intent to be bound.

16.           Counterparts.  This letter may be signed in one or more counterparts, each of such counterparts constituting an original and all of such counterparts together constituting one instrument.

17.           Headings.  The headings of the sections herein are included for reference only and are not intended to affect to meaning or interpretation of this letter.

Please acknowledge your agreement with the terms hereof by signing in the space provided below and delivering a copy of the same to the Company.  So that we may resolve this matter in a timely manner, we would request your response by the 30th day of April 2010.

COGDELL SPENCER INC.
By:         /s/ Richard C. Neugent
Name:    Richard C. Neugent
Title:      Lead Independent Director

/s/ Frank C. Spencer
Frank C. Spencer

Exhibit A

Retirement Benefits

Retirement Payment                                                                                                US $2,662.250.00

Additional Benefits:

Three (3) years continued health benefits under the Company’s group health plans and programs applicable to senior executives of the Company generally as and to the extent set forth in Section 5.2(b)(ii)(B) of the Employment Agreement (including the right of the Company to amend, terminate or discontinue any such health benefits in accordance with Section 5.2(c) of the Employment Agreement).  Such benefits shall commence as of the Termination Date.

Reimbursement for ordinary and reasonable out-of-pocket business expenses incurred prior to the Termination Date, subject to the applicable Company policies.

In accordance with Section 5.2(b)(iii) of the Employment Agreement, you will fully vest in the following equity-based awards set forth below:

1.	Award of 62,695 LTIP Units, effective March 31, 2008.

Title to your Company car transferred to your name upon payment by you to the Company of the Company's book value for such car as of the Termination Date.

Exhibit B

Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP

Registration Rights Agreements dated as of November 1, 2005

Indemnification Agreement dated as of November 1, 2005 between the Company and Frank C. Spencer